PVH CORP. REPORTS 2025 FIRST QUARTER REVENUE ABOVE GUIDANCE AND UPDATES FULL YEAR OUTLOOK

•First quarter
◦Revenue: Increased 2% to $1.984 billion compared to the prior year period (increased 2% on a constant currency basis), and exceeded guidance of flat to a decrease of 2% (flat to a decrease of 1% on a constant currency basis)
◦EPS:
▪GAAP basis: $(0.88). Results include $480 million of pre-tax noncash goodwill and other intangible asset impairment charges, which have been excluded from the Company’s results on a non-GAAP basis.
▪Non-GAAP basis: $2.30 exceeded guidance of $2.10 to $2.25.
•Full year outlook
◦Revenue: Reaffirms outlook of flat to increase slightly (flat to increase slightly on a constant currency basis).
◦Operating margin: Projected to be approximately 8.5% on a non-GAAP basis. Previous outlook was flat to increase slightly on a non-GAAP basis compared to 10.0% on a non-GAAP basis in 2024. Operating margin on a GAAP basis was 8.9% in 2024.
◦EPS: Projected to be in a range of $10.75 to $11.00 on a non-GAAP basis compared to a range of $12.40 to $12.75 previously. Updated outlook reflects (i) an estimated net negative impact related to the tariffs currently in place for goods coming into the U.S., including an unmitigated impact of approximately $1.05 per share and a partially offsetting impact of planned mitigation actions, and (ii) an estimated positive impact of approximately $0.10 per share related to foreign currency translation.

•Company entered into previously announced $500 million accelerated share repurchase (“ASR”) agreements in April 2025, with initial delivery of approximately 4.6 million shares under these agreements during the first quarter of 2025.

New York - June 4, 2025 - PVH Corp. [NYSE: PVH] today reported its 2025 first quarter results and updated its 2025 outlook.

Stefan Larsson, Chief Executive Officer, commented, “In Q1, we continued to tap into the global consumer love for Calvin Klein and TOMMY HILFIGER, delivering revenue growth versus last year and ahead of guidance. Calvin Klein saw one of its most impactful product launches in years with the Icon Cotton Stretch franchise, amplified by the viral Bad Bunny campaign. TOMMY HILFIGER tapped into its lifestyle DNA with rich product storytelling around seasonal newness of Tommy classics to drive growth and built momentum for the brand’s collaboration with the biggest movie launch of the summer: F1® The Movie.”

Larsson continued, “While we are making important progress in our PVH+ Plan execution, we are navigating an increasingly uncertain consumer and macroeconomic backdrop—and given where we are on our brand-building journey, we’re not yet fully able to offset that impact. Looking ahead, we’re focused on what we can control, stepping up our actions to scale the impact of our stronger product, next-level cut-through campaigns, and sharper marketplace execution across both brands. This will both strengthen the back half of this year, and continue to move us toward our long-term goal of building Calvin Klein and TOMMY HILFIGER into the most desirable lifestyle brands in the world.”

Zac Coughlin, Chief Financial Officer, said, “We drove solid first quarter results, which included low-single digit revenue growth and non-GAAP earnings per share above our guidance. We are navigating a highly dynamic and uncertain macroeconomic environment that is impacting our industry, our consumers, and our business results. We are reaffirming our revenue guidance for the year but are decreasing our outlook for profitability and earnings per share to reflect that backdrop and the current performance of our business. Our focus remains on taking proactive measures, including investing in cut-through marketing campaigns and delivering increasing cost efficiencies through execution of our Growth Driver 5 multi-year cost savings initiative, that will improve our trajectory in the second half.”

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

Change to Reportable Segments:
Effective February 3, 2025, the first day of 2025, the Company changed its reportable segments to be region-focused to align with changes in its business and organizational structure. The Company’s new reportable segments are: (i) Europe, the Middle East and Africa (“EMEA”), (ii) Americas, (iii) Asia-Pacific (“APAC”), and (iv) Licensing. The Company's financial results for the first quarters of 2025 and 2024 in this release reflect the new segments. The Company’s historical segment information for 2023 and 2024 has been recast to reflect the new organizational structure and provided in a Current Report on Form 8-K dated June 4, 2025.

First Quarter Review:
•Revenue of $1.984 billion increased 2% compared to $1.952 billion in the prior year period (increased 2% on a constant currency basis).

Revenue performance for the Company's reportable segments in the first quarter compared to the prior year period was as follows:

◦EMEA revenue increased 5% compared to the prior year period (increased 4% on a constant currency basis) driven by growth in both the wholesale and direct-to-consumer businesses.

◦Americas revenue increased 7% compared to the prior year period (increased 8% on a constant currency basis) driven by growth in the wholesale business, partially offset by a mid single-digit decline in the direct-to-consumer business. The increase in wholesale revenue included the transition of previously licensed women’s product categories in house and the impact of a shift in the timing of wholesale shipments from the second half into the first half of this year.

◦APAC revenue decreased 13% compared to the prior year period (decreased 11% on a constant currency basis), primarily due to an approximately 3% decline resulting from the timing of the Lunar New Year shopping period, which was primarily in the fourth quarter of 2024, and a challenging consumer environment in the region, particularly in China.

◦Licensing revenue decreased 2% compared to the prior year period due to the transition of certain previously licensed women's product categories in house.

Revenue performance for the Company's global brand businesses in the first quarter compared to the prior year period was as follows:

◦Tommy Hilfiger revenue increased 3% compared to the prior year period (increased 3% on a constant currency basis) driven by growth in EMEA and Americas.

◦Calvin Klein revenue was flat compared to the prior year period (flat on a constant currency basis).

Revenue performance for the Company's channels in the first quarter compared to the prior year period was as follows:

◦Direct-to-consumer revenue decreased 3% compared to the prior year period (decreased 3% on a constant currency basis).
▪Owned and operated store revenue decreased 5% compared to the prior year period (decreased 5% on a constant currency basis) as growth in EMEA was more than offset by declines in Americas and APAC primarily due to the challenging consumer environment in those regions.
▪Owned and operated digital commerce revenue increased 3% compared to the prior year period (increased 4% on a constant currency basis) driven by growth in Americas.

◦Wholesale revenue increased 6% compared to the prior year period (increased 7% on a constant currency basis) driven by the increases in Americas and EMEA as discussed above.

•Gross margin was 58.6% compared to 61.4% in the prior year period. The decrease reflects the impacts of (i) an unfavorable shift in channel mix, (ii) an increased promotional environment, (iii) the gross margin differential due to the transition of previously licensed women’s product categories to an in-house wholesale business, and (iv) higher freight costs and incremental discounts provided to customers to address the impact of Calvin Klein product delivery delays.

•Inventory increased 19% compared to the prior year period primarily due to (i) a purposeful investment in core product inventory to improve overall availability, (ii) an increase in inventory to support the projected sales growth in the second quarter, and (iii) earlier receipts of summer season product to improve in-season stock availability.

•Earnings (loss) before interest and taxes (“EBIT”) on a GAAP basis was $(332) million, inclusive of a $4 million negative impact attributable to foreign currency translation, compared to $205 million in the prior year period. Included in the first quarter of 2025 were noncash goodwill and other intangible asset impairment charges of $480 million, which were primarily due to a significant increase in discount rates. EBIT on a GAAP basis for the first quarter of 2025 and 2024 include other amounts described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excluded these amounts.

EBIT on a non-GAAP basis was $160 million, inclusive of the $4 million negative impact attributable to foreign currency translation, compared to $195 million in the prior year period. The decrease was driven by the gross margin decline discussed above. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making targeted investments to drive its strategic initiatives.

•Earnings (loss) per share (“EPS”)

◦GAAP basis: $(0.88) compared to $2.59 in the prior year period.

◦Non-GAAP basis: $2.30 compared to $2.45 in the prior year period. Previous guidance was $2.10 to $2.25.

EPS on both a GAAP and a non-GAAP basis for the first quarter of 2025 includes the negative impact of $0.06 per share related to foreign currency translation.

EPS on a GAAP basis for these periods also includes the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release, including the $480 million pre-tax noncash goodwill and other intangible asset impairment charges in the first quarter of 2025. EPS on a non-GAAP basis for these periods excluded these amounts.

•Interest expense decreased to $17 million from $18 million in the prior year period.

•Effective tax rate was 87.2% on a GAAP basis compared to 19.2% in the prior year period. The effective tax rate for the first quarter of 2025 included the impact of the $480 million pre-tax noncash goodwill and other intangible asset impairment charges, which are non-deductible for tax purposes and factored into the Company’s annualized effective tax rate. The effective tax rate on a non-GAAP basis for the first quarter of 2025 excludes this impact. The effective tax rate on a non-GAAP basis was 17.1% compared to 19.4% in the prior year period.

Stock Repurchase Program:
Delivering on its commitment under the PVH+ Plan to return excess cash to stockholders, the Company entered into ASR agreements in April 2025 to repurchase an aggregate of $500 million of its common stock under the Company’s existing $5 billion stock repurchase authorization.

In total during the first quarter of 2025, the Company repurchased 5.4 million shares of its common stock and paid $561 million in connection with the ASR agreements and open market purchases. The Company currently does not expect to make any additional payments to repurchase its common stock in 2025. The number of shares of common stock repurchased for the full year 2025 is subject to the final settlement under the ASR agreements.

2025 Outlook:
The Company’s 2025 outlook reflects an estimated net negative impact related to the tariffs currently in place for goods coming into the U.S., including an approximately $65 million unmitigated impact to full year 2025 EBIT, or approximately $1.05 per share, and a partially offsetting impact of planned mitigation actions which will primarily take effect in the second half of 2025.

There is significant uncertainty with respect to global trade policies and the related impact on the broader macroeconomic environment and, as such, the Company’s 2025 outlook could be subject to significant material change.

Full Year 2025 Guidance
•Revenue: Reaffirming outlook of flat to increase slightly (flat to increase slightly on a constant currency basis).

•Operating margin: Projected to be approximately 8.5% on a non-GAAP basis. Previous guidance was flat to increase slightly on a non-GAAP basis compared to 10.0% on a non-GAAP basis in 2024. Operating margin on a GAAP basis was 8.9% in 2024.

•EPS: Projected to be in a range of $10.75 to $11.00 on a non-GAAP basis compared to $10.56 on a GAAP basis and $11.74 on a non-GAAP basis in 2024. Previous guidance was a range of $12.40 to $12.75.

The 2025 EPS projection includes (i) an estimated net negative impact related to the tariffs currently in place for goods coming into the U.S., including an unmitigated impact of approximately $1.05 per share and a partially offsetting impact of planned mitigation actions and (ii) the estimated positive impact of approximately $0.10 per share related to foreign currency translation. EPS on a GAAP basis for 2024 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for 2024 excluded these amounts.

•Interest expense is projected to increase to approximately $85 million compared to $67 million in 2024, primarily due to the impact of funding the accelerated share repurchase agreements discussed above.

•Effective tax rate is projected to be approximately 22% on a non-GAAP basis.

Second Quarter 2025 Guidance
•Revenue: Projected to increase low single digits compared to the second quarter of 2024 (flat to increase slightly on a constant currency basis).

•EPS: Projected to be in a range of $1.85 to $2.00 on a non-GAAP basis compared to $2.80 on a GAAP basis and $3.01 on a non-GAAP basis in the second quarter of 2024. The second quarter 2025 EPS projection includes an estimated negative unmitigated impact related to the tariffs currently in place for goods coming into the U.S. of approximately $0.20 per share. The impact of foreign currency translation on second quarter 2025 EPS is not expected to be material. EPS on a GAAP basis for the second quarter of 2024 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for the second quarter of 2024 excluded this amount.

•Interest expense is projected to increase to approximately $25 million compared to $19 million in the second quarter of 2024 primarily due to the impact of funding the accelerated share repurchase agreements discussed above.

•Effective tax rate is projected to be approximately 20% on a non-GAAP basis.

The Company is unable to project full year 2025 operating margin and full year and second quarter 2025 EPS and effective tax rate on a GAAP basis without unreasonable efforts as there are significant uncertainties with respect to the amount and timing of the restructuring costs to be incurred during 2025 in connection with the Growth Driver 5 Actions defined later in this release. As such, the Company is unable to provide a full reconciliation of its full year 2025 operating margin and full year and second quarter 2025 EPS and effective tax rate guidance on a non-GAAP basis to the corresponding measures on a GAAP basis. See Non-GAAP Exclusions below for items recorded in the first quarter of 2025.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax restructuring costs totaling $13 million incurred in the first quarter of 2025 consisting principally of severance in connection with the Company’s multi-year initiative announced in 2024 to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the “Growth Driver 5 Actions”).

•Pre-tax noncash goodwill and other intangible asset impairment charges of $480 million recorded in the first quarter of 2025, which were primarily due to a significant increase in discount rates.
•Pre-tax loss of $28 million recorded in the fourth quarter of 2024 related to the recognized actuarial loss on retirement plans.
•Pre-tax net restructuring costs totaling $24 million incurred in 2024 consisting principally of severance and the gain on the sale of a warehouse and distribution center in the third quarter in connection with the Growth Driver 5 Actions, of which $15 million was incurred in the second quarter, $3 million was incurred in the third quarter, and $6 million was incurred in the fourth quarter.
•Pre-tax costs of $51 million incurred in the third quarter of 2024 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger.
•Pre-tax gain of $10 million recorded in the first quarter of 2024 in connection with the Company’s sale of the Heritage Brands women’s intimates business.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see tables 1 through 6 and the sections entitled “Reconciliations of Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Investor Contact:
Sheryl Freeman
investorrelations@pvh.com

Media Contact:
communications@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its first quarter earnings release on Thursday, June 5, 2025 at 9:00 a.m. EDT. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, the 2021 sale of assets of, and exit from, its Heritage Brands menswear and retail businesses, the November 2023 sale of the Heritage Brands women’s intimate apparel business to focus on its Calvin Klein and Tommy Hilfiger businesses and its current multi-year initiative to simplify its operating model; (iii) the ability to realize the intended benefits from the acquisition of licensees or the reversion of licensed rights (such as the announced, in-process plan to bring in house a significant portion of the product categories that are or had been licensed to G-III Apparel Group, Ltd. upon the expirations over time of the underlying license agreements) and avoid any disruptions in the businesses during the transition from operation by the licensee to the direct operation by us; (iv) the Company has significant levels of outstanding debt, as well as significant additional borrowing capacity, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being experienced globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vii) restrictions, including quotas and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that led to the Company’s exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine; (xii) disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands and the Company’s brands’ values, as well as the potential for adverse consumer response to any sustainability, social or environmental actions taken by the Company; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; (xviii) the impacts of the decision by China’s Ministry of Commerce to place the Company on the List of Unreliable Entities, including the impact of any fines imposed, or restrictions or prohibitions on the Company that have the effect of limiting or prohibiting its ability to do business in China; and (xix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended
	5/4/25	5/5/24

Revenue	$1,983.6	$1,951.9

Gross profit	1,161.7	1,198.7

Selling, general and administrative expenses	1,023.9	1,017.3

Goodwill and other intangible asset impairments	479.5	—

Non-service related pension and postretirement (cost) income	(1.0)	0.5

Other gain	—	10.0

Equity in net income of unconsolidated affiliates	10.5	13.2

(Loss) earnings before interest and taxes	(332.2)	205.1

Interest expense, net	17.4	17.7

Pre-tax (loss) income	(349.6)	187.4

Income tax (benefit) expense	(304.8)	36.0

Net (loss) income	$(44.8)	$151.4

Diluted net (loss) income per common share (1)	$(0.88)	$2.59

	Quarter Ended
	5/4/25	5/5/24

Depreciation and amortization expense	$67.7	$72.1

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the period ended May 4, 2025 and May 5, 2024 on a non-GAAP basis by excluding (i) the restructuring costs incurred in the first quarter of 2025 related to the Company's multi-year initiative to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the "Growth Driver 5 Actions"), consisting principally of severance; (ii) the noncash goodwill and other intangible asset impairment charges recorded in the first quarter of 2025, which were primarily due to a significant increase in discount rates, (iii) the pre-tax gain recorded in the first quarter of 2024 in connection with the sale of the Company’s Heritage Brands women's intimates business (the "Heritage Brands intimates transaction") and (iv) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 6 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter End
	5/4/25	5/5/24

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,010.7
Goodwill and other intangible asset impairments (2)	—
Other gain (3)		$—
Earnings before interest and taxes (4)	160.5	195.1
Income tax expense (5)	24.5	34.5
Net income (6)	118.6	142.9
Diluted net income per common share (7)	$2.30	$2.45

(1) Please see Table 3 for the reconciliation of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis.
(3) Please see Table 5 for the reconciliation of GAAP other gain to other gain on a non-GAAP basis.
(4) Please see Table 2 for the reconciliations of GAAP (loss) earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(5) Please see Table 6 for the reconciliations of GAAP income tax (benefit) expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(6) Please see Table 1 for the reconciliations of GAAP net (loss) income to net income on a non-GAAP basis.
(7) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net (loss) income to net income on a non-GAAP basis

	Quarter End
	5/4/25	5/5/24

Net (loss) income	$(44.8)	$151.4

Diluted net (loss) income per common share (1)	$(0.88)	$2.59

Pre-tax items excluded:

SG&A expenses associated with the Growth Driver 5 Actions	13.2

Goodwill and other intangible asset impairments	479.5

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)		(10.0)

Tax effect of the pre-tax items above (2)	(329.3)	1.5

Net income on a non-GAAP basis	$118.6	$142.9

Diluted net income per common share on a non-GAAP basis (1)	$2.30	$2.45

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 6 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliations of GAAP (loss) earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter End
	5/4/25	5/5/24

(Loss) Earnings before interest and taxes	$(332.2)	$205.1

Items excluded:

SG&A expenses associated with the Growth Driver 5 Actions	13.2

Goodwill and other intangible asset impairments	479.5

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)		(10.0)

Earnings before interest and taxes on a non-GAAP basis	$160.5	$195.1

Table 3 - Reconciliation of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

Quarter Ended
5/4/25

SG&A expenses	$1,023.9

Item excluded:

Expenses associated with the Growth Driver 5 Actions	(13.2)

SG&A expenses on a non-GAAP basis	$1,010.7

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 4 - Reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis

Quarter Ended
5/4/25

Goodwill and other intangible asset impairments	$479.5

Item excluded:

Goodwill and other intangible asset impairments	(479.5)

Goodwill and other intangible asset impairments on a non-GAAP basis	$—

Table 5 - Reconciliation of GAAP other gain to other gain on a non-GAAP basis

Quarter Ended
5/5/24

Other gain	$10.0

Item excluded:

Gain in connection with the Heritage Brands intimates transaction	(10.0)

Other gain on a non-GAAP basis	$—

Table 6 - Reconciliations of GAAP income tax (benefit) expense to income tax expense on a non-GAAP basis

	Quarter Ended
	5/4/25	5/5/24

Income tax (benefit) expense	$(304.8)	$36.0

Items excluded:

Tax effect of pre-tax items identified as non-GAAP exclusions (1)	329.3	(1.5)

Income tax expense on a non-GAAP basis	$24.5	$34.5

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluates each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is (i) taxable or tax deductible, in which case the tax effect is taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumes no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended			Quarter Ended
	5/4/25			5/5/24
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net (loss) income	$(44.8)	$163.4	$118.6	$151.4	$8.5	$142.9

Weighted average common shares	51.1		51.1	57.5		57.5
Weighted average dilutive securities	—	0.4	0.4	0.9		0.9
Total shares	51.1		51.5	58.4		58.4

Diluted net (loss) income per common share	$(0.88)		$2.30	$2.59		$2.45

(1) Represents the impact on net (loss) income in the quarter ended May 4, 2025 from the elimination of the (i) the restructuring costs related to the Growth Driver 5 Actions, (ii) the noncash goodwill and other intangible asset impairment charges, which were primarily due to a significant increase in discount rates, and (iii) the tax effects associated with the forgoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net (loss) income to net income on a non-GAAP basis. Adjustments to weighted average dilutive securities for the quarter ended May 4, 2025 represent the dilutive impact of securities included in the non-GAAP diluted net income per share calculations. The GAAP diluted net loss per share calculation for the quarter ended May 4, 2025 excluded these potentially dilutive securities because there was a GAAP net loss for the period, and, as such, the inclusion of these securities would have been anti-dilutive.

(2) Represents the impact on net income in the quarter ended May 5, 2024 from the elimination of the pre-tax gain recorded in connection with the Heritage Brands intimates transaction and the associated tax effect. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	5/4/25	5/5/24
ASSETS
Current Assets:
Cash and Cash Equivalents	$191.0	$376.2
Receivables	872.8	835.0
Inventories	1,596.0	1,346.8
Other Assets	357.1	353.9
Assets Held For Sale (1)	16.7	—
Total Current Assets	3,033.6	2,911.9
Property, Plant and Equipment	720.2	824.7
Operating Lease Right-of-Use Assets	1,243.0	1,257.2
Goodwill and Other Intangible Assets	4,997.1	5,404.8
Other Assets	678.5	390.1
TOTAL ASSETS	$10,672.4	$10,788.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,809.3	$1,561.3
Current Portion of Operating Lease Liabilities	294.0	304.2
Short-Term Borrowings	115.0	—
Current Portion of Long-Term Debt	512.2	11.9
Other Liabilities	515.4	605.2
Long-Term Portion of Operating Lease Liabilities	1,088.2	1,101.0
Long-Term Debt	1,720.1	2,145.9
Stockholders’ Equity	4,618.2	5,059.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,672.4	$10,788.7

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

(1) Assets held for sale include a building and other assets related to a Company-owned warehouse and distribution center.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended
	5/4/25	5/5/24
Europe, the Middle East and Africa (“EMEA”)	$927.7	$882.9

Americas	608.4	569.2

Asia-Pacific (“APAC”)	351.7	402.5

Licensing	95.8	97.3

Total Revenue	$1,983.6	$1,951.9

REVENUE BY BRAND
	Quarter Ended
	5/4/25	5/5/24
Tommy Hilfiger	$1,048.1	$1,013.3

Calvin Klein	886.1	886.8

Heritage Brands	49.4	51.8

Total Revenue	$1,983.6	$1,951.9

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT
	Quarter Ended 5/4/25			Quarter Ended 5/5/24
	Results under GAAP	Adjustments	Non-GAAP Results	Results under GAAP	Adjustments	Non-GAAP Results
EMEA	$149.4		$149.4	$149.5		$149.5

Americas	60.8		60.8	66.8		66.8

APAC	79.0		79.0	101.9		101.9

Licensing	80.7		80.7	79.5		79.5

Corporate and other (1)	(209.4)		(209.4)	(202.6)		(202.6)

Restructuring and other (costs) gain (2)(3)	(492.7)	$492.7	—	10.0	(10.0)	—

(Loss) Earnings before interest and taxes	$(332.2)	$492.7	$160.5	$205.1	$(10.0)	$195.1

(1) Corporate and other includes costs that are not specific to any particular segment, primarily consisting of (i) global brand costs, which include centrally managed marketing, design, and merchandising costs; and (ii) corporate expenses, which include centrally managed information technology costs, including network, infrastructure and global systems; expenses for senior corporate management; and expenses for corporate support functions including finance, human resources, legal and information security; and intangible asset amortization.

(2) Restructuring and other costs for the quarter ended May 4, 2025 includes (i) the restructuring costs related to the Growth Driver 5 Actions and (ii) the noncash goodwill and other intangible asset impairment charges, which were primarily due to a significant increase in discount rates. Restructuring and other costs on a non-GAAP basis excludes these amounts.

(3) Restructuring and other gain for the quarter ended May 5, 2024 includes the gain recorded in connection with the Heritage Brands intimates transaction. Restructuring and other gain on a non-GAAP basis excludes this amount.

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Reconciliation of Q1 2025 Constant Currency Revenue
	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive (Negative) Impact of Foreign Exchange	Constant Currency
	5/4/25	5/5/24
EMEA	$927.7	$882.9	5.1%	0.6%	4.5%
Americas	608.4	569.2	6.9%	(0.9)%	7.8%
APAC	351.7	402.5	(12.6)%	(1.2)%	(11.4)%
Total Revenue	$1,983.6	$1,951.9	1.6%	(0.3)%	1.9%

Tommy Hilfiger	$1,048.1	$1,013.3	3.4%	—%	3.4%
Calvin Klein	$886.1	$886.8	(0.1)%	(0.6)%	0.5%

Owned and Operated Retail Stores	$663.0	$697.5	(4.9)%	—%	(4.9)%
Owned and Operated Digital Commerce	153.5	148.4	3.4%	(0.3)%	3.7%
Total Direct-to-Consumer	$816.5	$845.9	(3.5)%	(0.1)%	(3.4)%

Wholesale	$1,071.3	$1,008.7	6.2%	(0.4)%	6.6%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

Reconciliations of (i) GAAP Operating Margin to Operating Margin on a Non-GAAP Basis and (ii) GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

	Full Year 2024			Second Quarter 2024
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Operating margin
Revenue	$8,652.9		$8,652.9
Earnings before interest and taxes	772.3	$(92.9)	865.2
Operating Margin (3)	8.9%		10.0%

Net Income per Common Share
Net income	$598.5	$(66.5)	$665.0	$158.0	$(12.2)	$170.2
Total weighted average shares	56.7		56.7	56.5		56.5

Diluted net income per common share	$10.56		$11.74	$2.80		$3.01

(1) Represents the impact on earnings before interest and taxes and net income in the year ended February 2, 2025 from the elimination of (i) the $28 million recognized actuarial loss on retirement plans; (ii) the $24 million net restructuring costs related to the Growth Driver 5 Actions; (iii) the $51 million costs incurred in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger; and (iv) the $10 million gain recorded in connection with the Heritage Brands intimates transaction. The impact on net income also reflects a $26 million tax benefit associated with the foregoing pre-tax items.

(2) Represents the impact on net income in the quarter ended August 4, 2024 from the elimination of (i) the $15 million restructuring costs related to the Growth Driver 5 Actions; and (ii) the $3 million tax benefit associated with the foregoing pre-tax item.

(3) GAAP operating margin is defined as GAAP earnings before interest and taxes divided by revenue. Operating margin on a non-GAAP basis is defined as earnings before interest and taxes on a non-GAAP basis divided by revenue.